Exhibit 99.1
STONE ENERGY CORPORATION
Announces Impact from Hurricane Katrina
NYSE—SGY
LAFAYETTE, LA. August 30, 2005
     Stone Energy today announced that due to the adverse weather conditions associated with Hurricane Katrina, all offshore drilling and production activities in the Gulf of Mexico were suspended as of Sunday, August 28th. Stone safely evacuated all employee and contract personnel prior to the arrival of the storm. Net daily production of approximately 240 million cubic feet of natural gas equivalent was shut-in as a result of the hurricane.
     The extent of damages to pipelines, rigs, facilities and wells has yet to be determined although Stone will be conducting a flyover today for an initial assessment of damages. It may be days before information is received on properties operated by others and pipelines owned by third parties. Stone’s properties and facilities are insured after a minimal deductible; however, Stone does not maintain coverage for business interruption.
     Plans are being made to return personnel to our western Gulf fields today which may be brought on line within the next 24 to 48 hours. About 70% of Stone’s GOM production is in the central and eastern Gulf, where it may take longer to restore production. Approximately 10% of Stone’s overall production comes from outside the Gulf Coast Basin and is still on line.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.